Exhibit 12

Execution Copy

July 11, 2011

James H. Desnick, M.D.

Medical Equity Dynamics, LLC

370 Ravine Drive

Highland Park, IL 60035

Re:	Debt Financing Commitment Letter

Dear Jim:

You have advised Levine Leichtman Capital Partners, Inc. or an affiliate thereof (the “Sponsor”) that you and Medical Equity Dynamics, LLC (collectively, the “Desnick Parties”) wish to acquire all of the issued and outstanding common stock of Conmed Healthcare Management, Inc., a Delaware corporation (the “Target”) (excluding the shares to be contributed by the Desnick Parties) for a purchase price of $3.85 per share (the “Acquisition”). To accomplish the Acquisition, the Desnick Parties will form a new corporation (the “S-Corp”) which will own all of the interests of Ayelet Investments LLC, a newly-formed Delaware limited liability company (“Parent”) which will in turn own all of the interests of Ayelet Merger Subsidiary, Inc., a newly-formed Delaware corporate acquisition subsidiary (“Merger Sub”). Merger Sub will merge with the Target, with the Target continuing as the surviving entity of such merger (the resulting entity being the “Surviving Corporation”). The foregoing steps, including the Acquisition, are referred to collectively as the “Transaction”.

In order to finance the Acquisition, the Desnick Parties have asked the Sponsor to (i) purchase a Senior Secured Note in the face amount of $20,000,000 for a purchase price of $18,500,000 (the “Senior Note”) from the Merger Sub (subsequently the Surviving Corporation), and (ii) purchase a Convertible Note in the principal amount of $5,500,000 (the “Convertible Note”) from Parent, each in accordance with the Term Sheet (as defined below). The Senior Note and the Convertible Note are referred to herein collectively as the “Securities”. This letter and the summary of proposed terms and conditions attached hereto as Exhibit A (the “Term Sheet”) are collectively referred to as the “Debt Financing Commitment Letter”.

You have advised the Sponsor that the Desnick Parties intend to use the proceeds of the Securities to fund a portion of the Transaction, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Parent, the Merger Sub and the Target. To finance the balance of the costs of the Transaction, the Desnick Parties have advised the Sponsor that the Desnick Parties will (A)(i) make a cash equity investment of at least $17.75 million to S-Corp (which will in turn contribute such amount to Parent), (ii) contribute to S-Corp (which will in turn contribute such amount to Parent) $5.51 million of rollover equity, comprised of 1,430,778 shares of common stock in the Target (the investments set forth in (A)(i) and (A)(ii) collectively the “Primary Investment”), and (iii) make a $4.0 million unsecured, subordinated loan to Parent (which loan must be subject to a subordination agreement in form and substance satisfactory to the Sponsor in its sole discretion) ((i), (ii) and

CONFIDENTIAL	CONMED HEALTHCARE MANAGEMENT, INC.

(iii) above are collectively referred to as the “Desnick Investment”), and (B) use certain cash on hand at the Target (the amount of such unrestricted cash shall meet or exceed the condition precedent set forth in Section 9.02(g) (Cash on Hand) of the Merger Agreement as a condition of the commitment provided for hereunder). The Desnick Parties hereby commit to fund the Desnick Investment in accordance with the terms of this Debt Financing Commitment Letter and the Desnick Commitment Letter (as defined in the following paragraph).

Sponsor’s willingness to deliver this Debt Financing Commitment Letter is dependent on the Desnick Parties delivering to S-Corp, Merger Sub and Parent, as applicable, debt and equity commitment letters in respect of all of the Desnick Investment to be provided by the Desnick Parties jointly and severally to complete the Acquisition (collectively, the “Desnick Commitment Letter”).

The documents and agreements related to or governing the terms of the Desnick Investment, including without limitation the forms of limited liability company agreements, members agreement or bylaws, as applicable, for Parent and the Surviving Corporation to be effective at the closing of the Transaction and upon the conversion by the Sponsor of the Convertible Note, all equity purchase agreements, lock-up agreements governing the Parent and its equity holders, a subordination agreement and any members’ rights agreements, are collectively referred to as the “Desnick Investment Documents”.

1.	Commitments.

(a) Based upon and subject to the terms and conditions set forth in this Debt Financing Commitment Letter, Sponsor is pleased to advise you of its commitment to purchase the Securities.

(b) The commitments of the Sponsor to purchase the Securities are based upon the financial and other information regarding the Desnick Parties and the Target and its subsidiaries previously provided to us. Accordingly, the commitments hereunder are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to us, as well as those set forth in subsection (c) below:

(i)	each of the terms and conditions set forth herein and in the Term Sheet is met in a manner satisfactory to the Sponsor in its reasonable discretion;

(ii)

the Desnick Commitment Letter shall cover the entire Desnick Investment and shall otherwise be in form and substance and on upon terms and conditions satisfactory to the Sponsor in its reasonable discretion; it being understood and agreed that the form, substance, terms and conditions of the Desnick Commitment Letter attached hereto as Exhibit A are satisfactory to the Sponsor;

(iii)

the absence of a material breach of any representation, warranty, covenant or agreement of the Desnick Parties, Parent or Merger Sub set forth herein, in the Merger Agreement, in the Desnick Investment Documents, in the Desnick Commitment Letter or in any related document or agreement;

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(iv)

no change, occurrence or development since December 31, 2010 that could, in our opinion, have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Desnick Parties taken as a whole shall have occurred or become known to us; no Material Adverse Effect (as defined in the Merger Agreement) shall have occurred;

(v)

the information concerning the Desnick Parties, the Target and its subsidiaries shall not, in the Sponsor’s judgment, differ in any material adverse manner from the information and other matters previously disclosed to us prior to date hereof;

(vi)

the Transaction and the funding of each component of the Desnick Investment shall have been consummated simultaneously with the closing of the purchase of the Securities and the Sponsor shall have received certified, executed copies of all material documents relating to the Transaction and the Desnick Investment Documents, all of which must be in form and substance satisfactory to the Sponsor in its sole discretion (it being understood and agreed that the executed Merger Agreement delivered to the Sponsor on July 11, 2011 and all exhibits, schedules and annexes thereto are satisfactory to the Sponsor), and the Sponsor shall have received evidence reasonably acceptable to the Sponsor in its discretion that all conditions precedent to the Transaction, as set forth in the Merger Agreement or otherwise, and to the Desnick Investment, as set forth in the Desnick Investment Documents, the Desnick Commitment Letter or otherwise, have been satisfied or waived (although any such waiver of a condition shall only be permitted with the written consent of the Sponsor);

(vii)

compliance in all material respects with all applicable laws and regulations by the Desnick Parties, the Target and its subsidiaries (including compliance with the terms of this Debt Financing Commitment Letter, the Transaction, the Merger Agreement, the Desnick Commitment Letter and the Desnick Investment Documents and with all applicable federal banking laws, rules and regulations), to the extent, in the case of the Target and its subsidiaries, the lack of compliance could give Parent the right to terminate its obligations under the Merger Agreement;

(viii)

there shall not be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby, including without limitation the Transaction, to the extent the existence of such litigation or proceedings could give Parent the right to terminate its obligations under the Merger Agreement;

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(ix)

the Sponsor’s satisfaction (in its reasonable discretion) that the terms of the Transactions, the Sponsor Financing Documents (as defined in subsection (c) below), the Desnick Investment Documents, the Desnick Commitment Letter and all related terms, documents and agreements meet all statutory and regulatory requirements governing the Desnick Parties and/or the Target;

(x)

there has been no outbreak or escalation of hostilities in which the United States is involved, any declaration of war by Congress, or any other substantial domestic or international event or natural disaster, calamity, terrorist attack or shut down or closure of stock exchanges, banks or other financial institutions which, in the reasonable and good faith judgment of the Sponsor, is material and adverse to the Sponsor, the Desnick Parties or the Target and makes it impractical or inadvisable, in the Sponsor’s sole discretion, to proceed with the purchase of the Securities;

(xi)

the payment by the Parent, the Merger Sub and/or the Target in full to the Sponsor of all fees, costs and expenses set out in the Term Sheet and all of Sponsor’s fees, costs and expenses set out in this Debt Financing Commitment Letter associated and incurred in connection with this Debt Financing Commitment Letter, the Sponsor Financing Documents and the transactions evidenced thereby or related thereto (which obligation exists regardless of whether or not the purchase of the Securities closes), including without limitation, the legal fees of Sponsor’s counsel; and

(xii)

none of the Desnick Parties, their subsidiaries, affiliates or any co-investors: (a) is prohibited from participating in Medicare, Medicaid or other federal or state health care programs or from acting as a vendor to any federal, state, county or other governmental body or agency, (b) has received any notice that it may be subject to investigation by any such programs, body or agency, or (c) has any knowledge of any threatened or pending adverse action against it from any such programs, body or agency.

(c) The commitments hereunder are additionally subject to the negotiation, execution and delivery of the definitive documentation for the issuance and purchase of the Securities (including without limitation note purchase agreements, the subordination agreement, security agreements, guaranties and other collateral documents required by the Sponsor) in each case in form and substance satisfactory to the Sponsor in its reasonable discretion (collectively, the “Sponsor Financing Documents”). The Desnick Parties acknowledge and agree that the Term Sheet includes only a brief description of the principal terms and conditions to be documented, which terms and

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CONFIDENTIAL	CONMED HEALTHCARE MANAGEMENT, INC.

conditions will necessarily be further developed, expanded and supplemented during the course of preparing and negotiating the Sponsor Financing Documents. If any other material business or legal issues arise during the course of documentation, they must be resolved to the mutual satisfaction of the Desnick Parties and the Sponsor. Because not all terms can be set forth in the Term Sheet, if the Desnick Parties and the Sponsor cannot agree on the definitive terms of the Sponsor Financing Documents, such failure will not be a breach of this Debt Financing Commitment Letter by the Sponsor or the Desnick Parties.

2.	Information.

Each of the Desnick Parties hereby represents and covenants that (i) all information, other than financial projections (“Projections”) and any other information of a general economic or general nature, which has been or is hereafter made available to the Sponsor by the Desnick Parties or the Target or their representatives in connection with the Transaction and the other actions contemplated hereby, whether related to the Desnick Parties or the Target (“Information”) is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (ii) the Projections that have been or will be made available to the Sponsor have been and will be prepared in good faith based upon assumptions that are believed to be reasonable at the time made and at the time made available to the Sponsor. Each of the Desnick Parties hereby agrees to supplement the Information and the Projections from time to time and to promptly advise the Sponsor of all developments materially affecting any of the Desnick Parties, the Target or any of their respective subsidiaries or affiliates or the transactions contemplated hereby until the closing date of the Securities so that the representation and warranty in the preceding sentence is correct on the closing date of the Securities. In structuring and entering into the Sponsor Financing Documents, the Sponsor will be using and relying on the Information and the Projections without independent verification thereof, and the Desnick Parties confirm that the Sponsor will not be required to make such independent verification.

3.	Indemnity and Expenses.

Each of the Desnick Parties, Parent and Merger Sub, jointly and severally, agrees (a) to indemnify and hold harmless the Sponsor and its respective affiliates and controlling persons and the respective officers, directors, employees, agents, attorneys, members, managers, partners (limited and general), subsidiaries, affiliates and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (subject to the provisions of Section 4 solely in the case of the reimbursement of Sponsor Expenses which are not related to a claim for indemnification), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Debt Financing Commitment Letter (including the Term Sheet), the Transaction, the Sponsor Financing Documents, the Desnick Investment or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any

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Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person, its employees or agents, and (b) to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Sponsor’s due diligence investigation, travel expenses, legal fees, out-of-pocket fees, disbursements and other charges of counsel to the Sponsor), in each case incurred in connection with the purchase of the Securities and the preparation of this Debt Financing Commitment Letter, the Transaction, the Sponsor Financing Documents and any security arrangements in connection therewith and the administration, enforcement, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver thereof), in accordance with the terms of the letter of intent dated May 12, 2011 between the Sponsor and the Desnick Signatories (as defined therein) (the “Letter of Intent”) and this Debt Financing Commitment Letter. Notwithstanding any other provision of this Debt Financing Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the purchase of the Securities.

4.	Merger Agreement Termination Fees and Expenses.

Section 11.04(b)(i) and (ii) of the Merger Agreement provides that Target has obligations to pay (A) certain termination fees to Parent (“Target Termination Fees”) and (B) reimburse certain expenses (“Target Expense Reimbursements”) of Parent if the Merger Agreement is terminated under certain circumstances. Each of (i) Parent, (ii) Merger Sub and (iii) in accordance with the terms of the Letter of Intent, the Desnick Signatories (as defined in the Letter of Intent), jointly and severally, are obligated to reimburse the Sponsor for fees and expenses that it may incur in connection with the Transaction, the Sponsor Financing Documents, the Desnick Investment Documents, this Debt Financing Commitment Letter or otherwise related thereto (including without limitation all of the “LLCP Expenses” (as defined in the Letter of Intent), collectively, the “Sponsor Expenses”) in an amount not to exceed $500,000 in the event the Transaction does not close. In recognition of the efforts, expenses and other opportunities foregone by the Sponsor while structuring and pursuing the transactions contemplated by this Debt Financing Commitment Letter and otherwise, each of the parties hereto agree that (A) in the event that Sponsor has any Sponsor Expenses in excess of $500,000 and has not been fully reimbursed for all such Sponsor Expenses, then Sponsor shall be entitled to 50% of any Target Expense Reimbursements until Sponsor has been reimbursed for all Sponsor Expenses in full (and once Sponsor has been reimbursed for all Sponsor Expenses in full the Desnick Parties may retain any excess Target Expense Reimbursements for their own account), and (B) any Target Termination Fees paid under the Merger Agreement will be shared equally by the Desnick Parties, on the one hand, and the Sponsor, on the other hand, with 50% of such Target Termination Fees paid to the Desnick Parties to be allocated among them as they may determine and 50% paid to the Sponsor. Nothing stated above shall limit or modify the Desnick Signatories’ direct obligation to reimburse Sponsor for Sponsor Expenses up to $500,000 pursuant to the terms of the Letter of Intent.

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5.	Desnick Investment.

The Desnick Parties, jointly and severally, represent and warrant that they have sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the entire Desnick Investment and to consummate the transactions contemplated by the Desnick Commitment Letter and the Merger Agreement. The Desnick Parties shall cause the Desnick Investment to be funded at the closing of the Merger Agreement in accordance with the Desnick Commitment Letter and this Debt Financing Commitment Letter. The Desnick Parties agree that they will not syndicate more than $8.0 million of the Primary Investment and they at all times will directly hold at least $15.26 million of the Primary Investment. In furtherance of the representations, warranties, covenants and other agreements set forth herein, and in further recognition of the efforts, expenses and other opportunities foregone by the Sponsor while structuring and pursuing the transactions contemplated by this Debt Financing Commitment Letter and the fact that the Sponsor’s actual damages would be difficult or impossible to determine, in the event that each of the conditions set forth in Sections 9.01 and 9.02 of the Merger Agreement are either satisfied or waived by the applicable parties (although any such waiver of a condition by Parent or Merger Sub shall only be permitted with the prior written consent of the Sponsor) and the Sponsor has indicated its intention to fund its commitments to acquire the Securities hereunder subject to the funding of the Desnick Investment, and the Desnick Parties, Merger Sub and/or Parent fail to close or complete the transactions contemplated by the Merger Agreement or the Desnick Commitment Letter or to fully fund the Desnick Investment, the Desnick Parties, Parent and Merger Sub jointly and severally, agree to pay to the Sponsor liquidated damages in the amount of $750,000 (the “Liquidated Damages”) plus all Sponsor Expenses without regard to any cap. The obligation of the Desnick Parties, Parent and Merger Sub to pay the Liquidated Damages is in addition to, and not in replacement of, the obligations of the Desnick Parties, Parent and Merger Sub to indemnify the Indemnified Parties in accordance with Section 3 of this Debt Financing Commitment Letter and Section 4 of the Letter of Intent. The Desnick Parties, Parent and Merger Sub shall not consent to any amendment of, or terminate, the Merger Agreement or the Desnick Commitment Letter without the prior written consent of the Sponsor.

6.	Other Services.

The Desnick Parties acknowledge that the Sponsor and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which the Desnick Parties may have conflicting interests regarding the transactions described herein and otherwise. Neither the Sponsor nor any of its affiliates will use confidential information obtained from the Desnick Parties or the Target or their representatives by virtue of the transactions contemplated by this Debt Financing Commitment Letter or its other relationships with the Desnick Parties in connection with the performance by them of services for other persons, and neither the Sponsor nor any of its affiliates will furnish any such information to other persons. The Desnick Parties also acknowledge that neither the Sponsor nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Debt Financing Commitment Letter, or to furnish to the Desnick Parties, confidential information obtained by them from other persons.

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7.	Confidentiality.

This Debt Financing Commitment Letter is delivered to you on the understanding that none of this Debt Financing Commitment Letter, the Term Sheet nor any of their terms or substance shall be disclosed by the Desnick Parties, directly or indirectly, to any other person except (a) to the Target and its and your respective officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) to the extent required by any regulatory authority having jurisdiction over it, or (c) as required by applicable law or compulsory legal process (in which case the Desnick Parties agree to inform us promptly thereof to the extent not prohibited by law); provided, however, that such disclosure shall be made only on the condition that such matters may not, except as required by law, be further disclosed. None of this Debt Financing Commitment Letter, Term Sheet nor any of their terms or substance shall be disclosed by the Desnick Parties to any other potential source of financing (other than, following notice to Sponsor, to co-investors that may be participating in the Desnick Investment). No person (including the Target), other than the parties hereto, is entitled to rely upon this Debt Financing Commitment Letter or any of its contents or have any beneficial or legal right, remedy, or claim hereunder. No person (including without limitation Target) shall, except as required by law, use the name of, or refer to, the Sponsor or any of its affiliates in any correspondence, discussions, press release, advertisement or disclosure made in connection with the purchase of the Securities without the prior written consent of the Sponsor, and the Sponsor shall have the right to review and approve all public announcements and filings related to the Transaction and the Sponsor Financing Documents which refer to the Sponsor before they are made.

8.	Survival.

All compensation, reimbursement, expense, indemnification, confidentiality, governing law, forum and waiver of jury trial provisions contained herein and the provisions of the Letter of Intent (in accordance with the last paragraph of Section 9 below) shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Debt Financing Commitment Letter or the commitments hereunder; provided, however, that upon a closing of the purchase of the Securities, the compensation, reimbursement, expense, indemnification, confidentiality, governing law, forum and waiver of jury trial provisions contained herein shall merge with the corresponding provisions in the Sponsor Financing Documents.

9.	Assignments; Amendments; Governing Law, Etc.

This Debt Financing Commitment Letter shall not be assignable by the Desnick Parties without the prior written consent of the Sponsor. This Debt Financing Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons), and the Desnick Parties agree that it does not create a fiduciary relationship among the parties hereto. The Sponsor may assign its commitment hereunder to any of its affiliates, co-investors, limited partners or managed vehicles without the consent of the Desnick Parties,

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Parent or Merger Sub. The Sponsor may assign less than 50% of its commitment hereunder to any third party without the consent of the Desnick Parties, Parent or Merger Sub (so long as the Sponsor retains control (directly or indirectly) of the Transaction). The Sponsor may not assign more than 50% of its commitment hereunder to any third party without the prior consent of the Desnick Parties, Parent and Merger Sub (such consent not to be unreasonably withheld, conditioned or delayed). Any such assignment to an affiliate will not relieve the Sponsor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment by the Sponsor to a third party shall release the Sponsor from the portion of its commitment hereunder so assigned; provided that such assignee agrees in writing to be bound by the terms of this Debt Financing Commitment Letter and the attached Term Sheet. Any and all obligations of, and services to be provided by, the Sponsor hereunder may be performed and any and all rights of the Sponsor hereunder may be exercised by or through any of their affiliates or branches. THIS DEBT FINANCING COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS DEBT FINANCING COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES OR TAKING OF ACTIONS HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any California State court or Federal court of the United States of America sitting in Los Angeles County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Debt Financing Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in California or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Debt Financing Commitment Letter or the transactions contemplated hereby in California or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Debt Financing Commitment Letter, together with the Term Sheet and the Letter of Intent (other than Sections 2 and 3 of the Letter of Intent, which Sections shall be superseded by the terms hereof), embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between the parties hereto, no usage of trade, and no parol or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of this Debt Financing Commitment Letter must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto. For clarity, the Letter of Intent, and all of the respective rights and obligations of the Sponsor and the Desnick Parties thereunder (other than Sections 2

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and 3 of the Letter of Intent, which Sections shall be superseded by the terms hereof), shall remain in full force and effect notwithstanding the execution of this Debt Financing Commitment Letter and, unless such definitive documents expressly provide that this Debt Financing Commitment Letter or the Letter of Intent are superseded thereby, regardless of whether definitive financing documentation shall be executed and delivered.

10.	Acceptance of Commitment; Termination.

If you wish to accept this Debt Financing Commitment Letter, please return executed counterparts of this Debt Financing Commitment Letter to the Sponsor, on or before 2:00 p.m., central time, on July 12, 2011; otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that the closing of the purchase of the Securities does not occur on or before December 31, 2011, then this Debt Financing Commitment Letter and the commitments and undertakings of the Sponsor hereunder shall automatically terminate unless the Sponsor shall, in its discretion, agree to an extension.

This Debt Financing Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Debt Financing Commitment Letter by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart of this Debt Financing Commitment Letter.

(Signature Page Follows)

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Very truly yours,

LEVINE LEICHTMAN CAPITAL PARTNERS, INC.

By:	/s/ Lauren B. Leichtman
Name:	Lauren B. Leichtman
Title:	Chief Executive Officer

The Foregoing Is Hereby Accepted And Agreed To In All Respects By The Undersigned This day of July, 2011:

/s/ James H. Desnick, M.D.
James H. Desnick, M.D.

MEDICAL EQUITY DYNAMICS, LLC

By:	/s/ James H. Desnick, M.D.
Name:	James H. Desnick, M.D.
Title:	Member Manager

AYELET INVESTMENTS LLC

By:	/s/ James H. Desnick, M.D.
Name:	James H. Desnick, M.D.
Title:	Chief Executive Officer

AYELET MERGER SUBSIDIARY, INC.

By:	/s/ James H. Desnick, M.D.
Name:	James H. Desnick, M.D.
Title:	Chief Executive Officer

Exhibit A

Term Sheet and Form of Desnick Commitment Letter

Conmed Investment Proposal Letter	Confidential
May 12, 2011

ANNEX A

Senior Note

Issuer:	Acquisition Co. immediately prior to the merger and the Company immediately after the merger.

Anticipated Closing Date:	As soon as possible following execution of an acquisition agreement with the Company.

face Amount:	$20.0 million

Cash Purchase Price:	$18.5 million

Maturity Date:	6 years from date of issuance (the “Maturity Date”)

Cash Interest Rate:	The Senior Note shall bear interest at a rate equal to 12.5% per annum, except upon the occurrence and during the continuance of an Event of Default.

Interest shall be payable in cash monthly beginning the last day of the month following the closing date.

Redemption:	Mandatory: At the Maturity Date. Except as set forth below, there will be no scheduled amortization payments.

Mandatory Principal Payment: $10.0 million on the date that is 5 years from the date of issuance of the Senior Note.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal	Confidential
May 12, 2011

Optional: Except as provided above, the Senior Note is non-redeemable prior to the month ending two years following the closing date. Thereafter, the Senior Note is redeemable, in full or in part, upon 30 days prior written notice by the Company at the following percentages of par, plus accrued interest through the date of redemption:

Redemption Redemption on or before	Percentage Premium

Third anniversary	104.0%
Fourth anniversary	102.0%
Fifth anniversary	100.0%

Excess Cash Flow Sweep: The Company shall pay to LLCP, with respect to each fiscal year after the closing, 25% of Excess Cash Flow (to be defined in the definitive documentation) for such fiscal year which shall be paid to LLCP, without premium or penalty, no later than three months after the end of such fiscal year. Any Excess Cash Flow payment shall be applied to reduce the outstanding principal on the Senior Note.

Guaranties:	All of the Company’s obligations to LLCP shall be guarantied by all of the Company’s subsidiaries and the Company’s direct holding company (collectively, the “Guarantors”).

Security:	To secure (i) the Company’s obligations to LLCP (including without limitation its obligations under or relating to the Senior Note, the Purchase Agreement and the other investment documents and under or relating to its guaranty to LLCP), and (ii) the obligations of the Guarantors under or relating to their respective guaranties, the Company and the Guarantors shall grant to LLCP a perfected first priority security interest and lien upon, and security interest in, all of their respective assets, including all subsidiary stock.

Ranking:	The indebtedness represented by the Senior Note shall rank senior to all existing and future indebtedness of the Company (including without limitation the Subordinated Note) and no other indebtedness shall rank pari passu with the Senior Note (other than the indebtedness represented by the Convertible Note which will rank pari passu with the Senior Note).

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal	Confidential
May 12, 2011

Remedies Upon Event of Default:	A. Default rate of interest as follows:

(i) an additional 2.0% cash interest during the first 90 days following an Event of Default (the “Initial Default Period”);

(ii) an additional 1.0% cash interest (total 3.0%) during the 30 days immediately following the Initial Default Period (the “Second Default Period”); and

(iii) following the Second Default Period, an additional 1.0% cash interest (total 4.0%) until such Event of Default is waived by LLCP or cured to the extent it is curable.

Default interest shall in no event exceed 4.0%.

B. Immediate repayment of all outstanding principal and interest due and owing on the Senior Note upon acceleration of the Senior Note.

Change in Control:	In the event of a change of control (to be defined in definitive documentation), the Senior Note or any portion thereof may be put to the Company at the greater of (i) the then-applicable Redemption Percentage Premium referred to above, and (ii) 102% of par, plus accrued interest through the date of repurchase.

Closing Fee:	$500,000, payable concurrently with the closing of the transactions.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal Letter	Confidential
May 12, 2011

ANNEX B

Convertible Note

Issuer:	Holdco

Anticipated Closing Date:	As soon as possible following execution of an acquisition agreement with the Company.

Principal Amount:	$5.5 million

Maturity Date:	5 years from date of issuance (the “Maturity Date”)

Interest:	The Convertible Note shall bear interest at a rate equal to 10.0% per annum, except upon the occurrence and during the continuance of an Event of Default.

Interest shall be payable monthly at the option of the Company in-kind or in cash, provided, however, to the extent the Company proposes to make any cash distribution on account of its equity (each a “Equity Distribution”)

(i)     all accrued and unpaid interest on the Convertible Note, if any, up to and including the date of the proposed Equity Distribution, shall be paid in full to the holder of the Convertible Note before any Equity Distribution shall be permitted to be made; and

(ii)    after all accrued and unpaid interest on the Convertible Note has been paid to the holder in cash, current monthly interest on the Convertible Note shall be payable in cash until the holder of the Convertible Note has received the equivalent of 20% of all Equity Distributions (including any cash interest payments received pursuant to (i) above), as adjusted to give effect to new issuance of LLC Interests after closing (subject to customary anti-dilution protections).

Interest shall begin to accrue on the last day of the month following the closing date.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal	Confidential
May 12, 2011

Conversion:	The face amount of the Convertible Note shall be convertible, at the option of LLCP, at any time following 30 days notice of any Triggering Event (as defined below) into 20.2 % of the fully diluted limited liability company interests of Holdco (the “LLC Interests”), as adjusted to give effect to new issuances of LLC Interests after closing (subject to customary anti-dilution protections). Upon conversion of the Convertible Note all accrued and unpaid interest shall be payable in cash.

“Triggering Event” shall mean: (i) the maturity date of the Senior Note or the Convertible Note (by acceleration or otherwise), (ii) the repayment in full of the Senior Note, (iii) a Change of Control (to be defined in the definitive documentation), (iv) a sale or conveyance of substantially all the assets of the Company, (v) any liquidation, dissolution or winding up of the Company, or (vi) the consummation of an initial public offering. Failure to convert the Convertible Note upon the occurrence of a Triggering Event shall not preclude LLCP from converting the Convertible Note upon the occurrence of any future Triggering Event.

The Company shall be restricted from entering into any transaction (or series of transactions) that would result in a Triggering Event prior to the three year anniversary of the closing (the “Restricted Period”). Following a Triggering Event after the Restricted Period the Convertible Note may be repaid by the Company in connection with such Triggering Event at 100% plus accrued and unpaid interest through the date of redemption.

Redemption:	Mandatory: At the Maturity Date. There will be no scheduled amortization payments.

Optional: Other than in connection with a Triggering Event following the Restricted Period the Convertible Note is non redeemable without the consent of LLCP.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Proposal Letter	Confidential
May 12, 2011

Guaranties:	All of Holdco’s obligations to LLCP shall be guarantied by the Company and all of the Company’s subsidiaries(collectively, the “Holdco Guarantors”).

Security:	To secure (i) Holdco’s obligations to LLCP (including without limitation its obligations under or relating to the Convertible Note, the Purchase Agreement and the other investment documents and under or relating to its guaranty to LLCP), and (ii) the obligations of the Holdco Guarantors under or relating to their respective guaranties, Holdco and the Holdco Guarantors shall grant to LLCP a perfected first priority security interest and lien upon, and security interest in, substantially all of their respective assets, including all subsidiary stock.

Ranking:	Same as the Senior Note.

Remedies Upon Event of Default:	A. 2% additional Default Interest.

B. Immediate repayment of all outstanding principal and interest due and owing on the Convertible Note upon acceleration of the Convertible Note.

Closing Fee:	$100,000, payable concurrently with the closing of the transactions.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Proposal Letter	Confidential
May 12, 2011

ANNEX C

LLC Interests

Issuer:	Holdco (if LLCP has converted the Convertible Note)

Distributions:	Excess Cash Flow Distributions: Subject to the conditions set forth below, the approval of the Board of Directors of Holdco and applicable law, the holders of LLC Interests shall receive pro rata dividends of 50% of Excess Cash Flow for each full fiscal year completed following the closing date (the “ECF Distributions”). Holdco shall pay the ECF Dividends no later than three months after the end of such fiscal year. The ECF Distributions shall be paid so long as (i) no default or event of default is ongoing or would occur under the Senior Notes or the Convertible Note, and (ii) the Company has a to be agreed upon minimum amount of liquidity after giving effect to the proposed ECF Distributions. The ECF Distributions shall be calculated following receipt of the Company’s annual compliance certificate at the end of each fiscal year.

Tax Distributions: Pro-rata distributions (based on equity ownership) paid quarterly, to all members for the payment of taxes. These distributions will be calculated based on the members’ highest marginal tax rate.

Tag Along Rights:	LLCP shall have the right to sell LLC Interests on a pro rata basis in connection with any sale of LLC Interests of Holdco by Holdco or any sale of LLC Interests by any other owner of Holdco.

Put Option:	Upon the occurrence of a Triggering Event, LLCP shall have the right to put the LLC Interests (or the Convertible Note to the extent it has not been converted into LLCP Interests) to Holdco for fair market value cash consideration determined by a valuation obtained from a mutually agreed upon investment banking firm of national reputation. The costs of such valuation shall be borne by Holdco and the Company.

Registration Rights:	Following the initial public offering of Holdco or the Company, LLCP shall have two demand registration rights with respect to public offerings, on customary terms, covering shares of LLC Interests (or similar common equity) or LLC Interests underlying the Convertible Note. LLCP may choose to participate, on a pro rata basis and on customary terms, in any and all public offerings

C-1

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal Letter	Confidential
May 12, 2011

of LLC Interests (or similar common equity) of Holdco, subject to customary exceptions. In addition, if Holdco is eligible to use form S-3 or a similar form, at LLCP’s request, Holdco shall register LLCP’s LLC Interests (or similar common equity) or the LLC Interests underlying the Convertible Note of Holdco pursuant to a “Shelf” registration on form S-3 or such similar form. All expenses and fees relating to the registered sale of LLCP’s LLC Interests (or similar common equity) or LLC Interests underlying the LLC Interests, including the fees and expenses of LLCP’s counsel in all registrations), shall be paid by Holdco, except for LLCP’s pro-rata share of underwriting, selling discounts and commissions.

Preemptive Rights:	Whether or not LLCP has converted the Convertible Note, LLCP shall have the right to purchase, on the same basis as all other purchasers, its pro rata share (determined as if the Convertible Note had been converted into LLC Interests in the event the Convertible Note has not been converted at such time) of any and all issuances of LLC Interests (or similar equity securities) or options, warrants, other rights or securities exercisable, convertible or exchangeable for LLC Interests (or similar equity securities), other than common stock issued in connection with any public offering. The foregoing, Preemptive Right shall not be applicable with respect to any options or equity interests issued under any performance option plan approved by LLCP and such other transactions as the parties shall otherwise agree.

Drag Along Rights:	After the Restricted Period, Parent shall have customary drag along rights to require LLCP to sell all (but not less than all) of its LLC Interests to the extent that the Convertible Note has been converted at the same price per share as the other members in connection with a sale of Holdco pursuant to a bona fide arm-length transaction to an independent third party not affiliated with Desnick, Parent or Holdco.

Transfer Restrictions:	Other than in connection with a sale of the Company, estate planning purposes and transfers to controlled affiliates, the holders of LLC Interests (other than LLCP) and the holders of common stock of Parent will be restricted from selling or transferring their equity interests in Holdco and Parent, as applicable.

Right of First Refusal:	Parent shall have a right of first refusal on any transfer resulting in a transfer of more than 50% of LLCP’s LLC Interests or interest in the Convertible Note (other than transfers to LLCP affiliates, co-investors and limited partners), in each case determined as of the date hereof. Parent must exercise the Right of First Refusal within 30 days of notice from LLCP. If Parent does not exercise the right of first refusal LLCP shall be free to transfer its LLC Interests to any third party so long as the purchase price to be paid by such third party is not less than 15% of the purchase price offered to Parent.

C-2

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal Letter	Confidential
May 12, 2011

ANNEX D

Securities Purchase Agreement (the “Purchase Agreement”)

The parties shall enter into a Purchase Agreement with respect to the purchase of the Securities containing customary terms and conditions, including, among others, the following:

Representations and Warranties of Holdco and the Companies:	Customary representations and warranties, including, without limitation, evidence of corporate existence, authority and good standing, validity, enforceability and binding nature of all agreements, no conflict with other agreements, ownership of collateral, solvency, compliance with laws, regulations and environmental matters, government regulatory, marketable title to property and assets, full disclosure, no encumbrances on assets, patents, trademarks, intellectual property, licenses, ERISA, financial condition and performance and accuracy of data, absence of labor disputes and litigation and other proceedings, which shall survive the Closing Date, and shall be true upon execution of the Purchase Agreement and at the Closing Date.

Holdco and Companies Covenants:	As long as the Senior Note or the Convertible Note is outstanding or LLCP holds 10% of the LLC Interests of Holdco, Holdco and the Company shall be subject to customary covenants with certain of these covenants based upon financial projections provided to LLCP by the Desnick Parties. Such covenants shall include, without limitation:

A.     Financial Covenants (only applicable to the Senior Note and Convertible Note):

B.     Limitations on Capital Expenditures (only applicable to the Senior Note and Convertible Note)

C.     Restrictions on Dividends and Redemption of Capital Stock

D.     Limitations on Asset Sales

E.     Limitations on Incurrence of Indebtedness and Liens

F.      Restrictions on Fundamental Changes

G.     Restrictions on Transactions with Affiliates and Related Parties

H.     Informational Reporting

Board of Directors:	Customary visitation rights and proportional board representation.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal Letter	Confidential
May 12, 2011

Closing Conditions of LLCP:

Customary, including, without limitation:

A.     LLCP shall have completed its business and legal due diligence investigation of the Companies to its and its counsel’s sole satisfaction.

B.     LLCP shall have received all reasonable and customary certificates, evidences of authority and opinions and such other items as it shall request.

C.     LLCP shall have approved the sources and uses of funds in connection with the transactions contemplated hereunder.

D.     Concurrent with the closing, the Companies shall have a legal, tax and capital structure, in form, substance and scope satisfactory to LLCP. Acquisition Co. shall have entered into a merger agreement (or other acquisition document) with the Company on terms and conditions acceptable to LLCP.

E.     Concurrent with the closing, LLCP shall have received, by wire transfer in immediately available funds, an aggregate non-refundable closing fee of $600,000 and reimbursement of all LLCP Expenses.

F.      There shall have been no material adverse change in or to the condition (financial or otherwise), business, operations, properties, affairs or prospects of the Companies since December 31, 2010.

G.     The transactions contemplated in this letter agreement have been consummated on terms and conditions acceptable to LLCP

H.     The Company shall have a minimum of $11.76 million of unrestricted cash or cash equivalents that may be used to consummate the Transaction.

I.       Concurrent with the closing, the Companies shall have, insurance coverage for property damage and general

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Proposal Letter	Confidential
May 12, 2011

liability acceptable to LLCP and shall obtain key man life and disability insurance on the key management (to be determined in due diligence, in an amount not less than $10.0 million in the aggregate which insurance policy and proceeds thereof shall be assigned as collateral to LLCP.

J.       Certain members of key management shall have entered into customary agreements containing terms and conditions acceptable to LLCP including among other things, non-competition, compensation, non-solicitation and confidentiality provisions. In addition, Holdco, the Desnick Parties and LLCP shall have entered into a mutually acceptable limited liability company agreement.

K.      LLCP and holders of the Subordinated Note shall have entered into a mutually acceptable Inter creditor and Subordination Agreement with respect to the Subordinated Note.

L.      The Companies shall have received all necessary and appropriate consents (including but not limited to any regulatory, governmental, customers, board of directors, shareholders, and other third party consents) with respect to the transactions contemplated herein. Without limiting the generality of the foregoing, if applicable, the waiting period under the HSR Act shall have expired or been terminated.

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal Letter	Confidential
May 12, 2011

ANNEX E

Unsecured Subordinated Note

Issuer:	Holdco

Anticipated Closing Date:	As soon as possible following execution of an acquisition agreement with the Company.

Principal Amount:	$4.0 million

Maturity Date:	One year and a day following the maturity date of the Senior Note (the “Sub Note Maturity Date”)

Cash Interest Rate:

The Subordinated Note shall bear interest at a rate equal to 12.5% per annum, except upon the occurrence and during the continuance of an Event of Default.

Interest shall be payable in cash monthly beginning the last day of the month following the closing date.

Redemption:	Mandatory: At the Sub Note Maturity Date. There will be no scheduled amortization payments.

Optional: The Subordinated Note shall redeemable by the Company without premium or penalty, provided, that the Subordinated Note shall not be redeemable if the Senior Note or Convertible Note is outstanding without the prior consent of LLCP.

Guaranties:	All of the Company’s obligations under the Subordinated Note shall be guarantied by all of the Company’s subsidiaries and the Company’s direct holding company.

Ranking:	The indebtedness represented by the Subordinated Note shall rank junior in terms of payment to the indebtedness represented by the Senior Note and the Convertible Note. The Subordinated Note shall be unsecured.

E-1

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

Conmed Investment Proposal Letter	Confidential
May 12, 2011

Intercreditor and Subordination Agreement:	The Subordinated Note shall be subject to an intercreditor agreement providing payment subordination to the Senior Note and Convertible Note. The Intercreditor Agreement will contain customary blockage and standstill provisions.

Remedies Upon Event of Default:	A. 2.0% additional default rate of interest.

B. Immediate repayment of all outstanding principal and interest due and owing on the Subordinated Note upon acceleration of the Subordinated Note.

Equity Purchase by Subordinated Noteholders:	In connection with the purchase of the Subordinated Note, the purchasers will purchase common stock of Parent representing 1.3% of the fully diluted common stock of Parent at closing. The total purchase price for the Subordinated Note and related equity of Parent will be $4.0 million.

E-2

Source: Conmed Healthcare Management, Inc., SC 13D/A, May 13, 2011	Powered by Morningstar® Document ResearchSM

FORM OF

EQUITY COMMITMENT LETTER

July 11, 2011

India Investment Company

c/o Medical Equity Dynamics, LLC

370 Ravine Drive

Highland Park, Illinois 60035

Gentlemen:

This letter agreement sets forth the commitment of James H. Desnick, M.D. (“Investor”), subject to the terms and conditions contained herein, to purchase or to cause the purchase of certain equity interests of India Investment Company, a Delaware corporation (the “Issuer”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) to be entered into among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Commitment. Investor hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, it shall (i) purchase, or shall cause the purchase of, equity interests of the Issuer for an aggregate amount equal to at least $21.75 million (the “Cash Portion”) and (ii) contribute, or cause the contribution of, to Issuer $5.51 million of equity, comprised of 1,430,778 shares of common stock in the Company (the “Rollover Portion”, and together with the Cash Portion, collectively, the “Commitment”), solely for the purpose of funding a portion of the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement, together with related expenses. Investor may effect the purchase of the equity interests of the Issuer and contribution of the Rollover Shares, directly or indirectly through one or more affiliated entities. The amount of the Commitment to be funded under this letter agreement simultaneous with the Closing may be reduced in an amount specified by the Issuer but only to the extent that Parent has consummated the transactions contemplated by the Merger Agreement with Investor contributing less than the full amount of its Commitment. Investor may allocate a portion of its Commitment to co-investors, including its affiliates. Notwithstanding any provision in the preceding sentence to the contrary, Investor shall remain personally liable, as primary obligor and not surety, for its obligations hereunder, including, but not limited to, its obligations to satisfy the Commitment in full.

2. Conditions. Investor’s obligation to satisfy the Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company and there being no amendment to the Merger Agreement that has not been approved in writing in accordance with the terms of the Merger Agreement, (b) the satisfaction (or waiver by Parent) at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, (c) the substantially concurrent funding of the financing transactions contemplated under the Debt Commitment Letter (as may be amended or replaced in accordance with Section 7.06 of the Merger Agreement) and (d) the contemporaneous consummation of the Closing.

3. Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, Investor is executing and delivering to the Company a limited guarantee, dated as of the date hereof, related to Parent’s and Merger Sub’s payment obligations of the Parent Termination Fee pursuant to the terms and conditions of, and subject to the limitations of, Section 11.04(b)(iii) of the Merger Agreement (the “Limited Guarantee”). The Company’s remedies against Investor under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its stockholders and affiliates against (a) Investor, the Issuer, Parent or Merger Sub and (b) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of Investor, the Issuer, Parent or Merger Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (other than Parent and Merger Sub to the extent provided in the Merger Agreement) (those Persons described in clause (b) including the Issuer, Parent and Merger Sub, each being referred to as a “Non-Recourse Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by Investor’s breach of its obligations under this letter agreement.

4. Enforceability. This letter agreement may only be enforced by the Issuer at the direction of Investor. The Issuer’s creditors shall have no right to enforce this letter agreement or to cause the Issuer to enforce this letter agreement.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of the Issuer and Investor. Together with the Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, representations, warranties, understandings and statements, written or oral, between Investor or any of its affiliates, on the one hand, and the Issuer or any of its affiliates, on the other, with respect to the transactions contemplated hereby. No transfer or assignment of any rights or obligations hereunder shall be permitted without the written consent of the Issuer and Investor. Any transfer or assignment in violation of the preceding sentence shall be null and void.

2

6. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) Each of the parties hereto (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (ii) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) agrees that service of process on such party as provided in Section 12 of the Limited Guarantee shall be deemed effective service of process on such party.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. Counterparts. This letter agreement may be executed in multiple counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8. No Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon the Issuer and Investor. Nothing in this letter agreement, express or implied, is intended to confer upon any Person other than the Issuer and Investor any rights or remedies under, or by reason of, or any rights to enforce or cause the Issuer to enforce, the Commitment or any provisions of this letter agreement or to confer upon any Person any rights or remedies against any Person other than Investor (but only at the direction of Investor as contemplated hereby) under or by reason of this letter agreement. Without limiting the foregoing, the Issuer’s creditors shall have no right to specifically enforce this letter agreement or to cause the Issuer to enforce this letter agreement.

9. Termination. The obligation of Investor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, or (b) the Closing, at which time the obligation will be fulfilled.

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10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, the Issuer acknowledges and agrees that no Person other than Investor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through the Issuer, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Issuer or Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise.

11. Expenses. In consideration of the commitments contained in this letter agreement, whether or not the Merger is consummated, the Issuer agrees to promptly pay, or cause to be paid (but solely to the extent any such payment does not affect Parent’s or Merger Sub’s ability to perform their obligations under the Merger Agreement), upon receipt of any request therefore, all reasonable out-of-pocket expenses incurred by Investor in connection with its evaluation of, negotiations regarding and documentation for the transactions referenced herein, including, without limitation, expenses of counsel, accountants and other advisors.

*  *  *  *  *

(signature page follows)

4

Sincerely,

James H. Desnick, M.D.

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

INDIA INVESTMENT COMPANY

By:
Name:
Title:

9263858.2

[Signature Page to Equity Commitment Letter]